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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          DIGITAL INSIGHT CORPORATION,

                             MUREAU ACQUISITIONS LLC

                                       AND

                           MAGNET COMMUNICATIONS, INC.

                          Dated as of October 23, 2003

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                                TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

1.1      The Merger                                                      1
1.2      Effective Time; Closing                                         1
1.3      Effect of the Merger                                            2
1.4      Certificate of Formation; Operating Agreement.                  2
1.5      Managers                                                        2
1.6      Effect on Capital Stock                                         2
1.7      Surrender of Certificates.                                      6
1.8      No Further Ownership Rights in Company Stock                    7
1.9      Lost, Stolen or Destroyed Certificates                          7
1.10     Dissenters' Rights                                              8
1.11     Tax Consequences                                                8
1.12     Taking of Necessary Action; Further Action                      8

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1      Corporate Organization                                          9
2.2      Capitalization of Company                                       9
2.3      No Subsidiaries and Equity Investments                         10
2.4      Corporate Authority, Etc                                       10
2.5      No Violation                                                   11
2.6      Consents and Approvals                                         11
2.7      Financial Statements; Absence of Undisclosed Liabilities       11
2.8      Absence of Certain Changes or Events                           12
2.9      Tax Matters.                                                   12
2.10     Title to Property                                              13
2.11     Compliance with Laws                                           13
2.12     Litigation                                                     13
2.13     Contracts                                                      14
2.14     Employee Plans; ERISA.                                         15
2.15     Intellectual Property.                                         17
2.16     Restrictions on Business Activities                            18
2.17     Brokers and Finders                                            18
2.18     Environmental Matters                                          18
2.19     Accounts Receivable                                            19
2.20     Transactions with Affiliates.                                  19
2.21     Board and Stockholder Approval                                 19
2.22     Opinion of Financial Advisor                                   20
2.23     Information                                                    20
2.24     Reorganization                                                 20
2.25     Section 203 of the DGCL Not Applicable                         20


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                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1      Corporate Organization; Subsidiaries                          20
3.2      Capitalization                                                21
3.3      Corporate Authority, Etc                                      21
3.4      No Violation                                                  22
3.5      Consents and Approvals                                        22
3.6      SEC Filings; Financial Statements; Absence of Undisclosed
            Liabilities.                                               22
3.7      Absence of Certain Changes or Events                          23
3.8      Litigation                                                    23
3.9      Brokers and Finders                                           23
3.10     Board Approval                                                23
3.11     Reorganization                                                24
3.12     Merger Sub Operations                                         24
3.13     Information                                                   24
3.14     Financial Ability                                             24

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1      Conduct of Business by Company                                24
4.2      Conduct of Business by Parent                                 26

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1      Exempt Offering                                               27
5.2      Notices; Information Statement                                27
5.3      Confidentiality; Access to Information.                       27
5.4      Acquisition Proposal                                          28
5.5      Public Disclosure.                                            28
5.6      Reasonable Efforts; Notification.                             29
5.7      Third Party Consents                                          30
5.8      Stock Options                                                 30
5.9      Warrants; Existing Agreements                                 30
5.10     Employees                                                     30
5.11     Executive Payments                                            31
5.12     Excess Cash Payment                                           31
5.13     Closing Financial Certificate                                 31
5.14     Affiliates                                                    32
5.15     Indemnification                                               32
5.16     Tax Opinions                                                  32


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                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

6.1      Conditions to Obligations of Each Party to Effect the Merger  33
6.2      Additional Conditions to Obligations of Company               33
6.3      Additional Conditions to the Obligations of Parent and
             Merger Sub                                                34

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.1      Termination                                                   35
7.2      Notice of Termination; Effect of Termination                  36
7.3      Fees and Expenses                                             36
7.4      Amendment                                                     36
7.5      Extension; Waiver                                             36

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1      Indemnification by Stockholders                               37
8.2      Sole Remedy; Limitation on Damages.                           37
8.3      Notice and Payment of Claims.                                 38
8.4      Procedure for Indemnification of Third Party Claims.          38

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1      Survival                                                      40
9.2      Notices                                                       40
9.3      Interpretation; Definitions.                                  41
9.4      Counterparts                                                  42
9.5      Entire Agreement; Third Party Beneficiaries                   42
9.6      Severability                                                  42
9.7      Other Remedies; Specific Performance                          42
9.8      Governing Law                                                 42
9.9      Waiver of Trial by Jury                                       43
9.10     Rules of Construction                                         43
9.11     Assignment                                                    43

                                INDEX OF EXHIBITS

Exhibit A           List of Defined Terms
Exhibit B           Form of Certificate of Merger
Exhibit C           Form of Escrow Agreement
Exhibit D           Form of Stockholder Agreement
Exhibit E           Form of Registration Rights Agreement

Exhibit F           Form of Termination/General Release/Consulting
                        Agreement

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 23, 2003, among Digital Insight Corporation, a Delaware corporation ("Parent"), Mureau Acquisitions LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and Magnet Communications, Inc., a Delaware corporation ("Company"). A list of defined terms used herein appears in Exhibit A.

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL") and the Delaware Limited Liability Company Act ("DLLCA"), Parent and Company intend to enter into a business combination transaction.

         B. The board of directors of Company has (i) determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, Company and its stockholders and, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and the stockholders of Company have adopted and approved this Agreement and approved the Merger by written consent.

         C. The board of directors of Parent has (i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and DLLCA, Company shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving company. Merger Sub as the surviving company after the Merger is hereinafter sometimes referred to as the "Surviving Company."

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form


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attached hereto as Exhibit B with the Secretary of State of the State of
Delaware in accordance with the relevant provisions of the DGCL and DLLCA (the "Certificate of Merger") (the time of such filing being the "Effective Time") as soon as practicable following the Closing (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA.

         1.4 Certificate of Formation; Operating Agreement.

             (a) The certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until duly amended as provided therein or by applicable law (the "Certificate of Formation").

             (b) The Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company, until duly amended as provided therein or by applicable law (the "Operating Agreement").

         1.5 Managers. The manager or managers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the manager or managers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the Operating Agreement.

         1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

             (a) Conversion of Company Stock. Subject to the terms of this Agreement, upon surrender of the certificates representing shares of Company Stock in the manner provided in Section 1.7 or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) pursuant to Section 1.9, all shares of Company Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive in the aggregate (A) $33,500,000 in cash, less the Dissenters Set Aside (as defined below) (the "Cash Consideration"), and
(B) that number of shares of Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock") described below (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"):

                 (i) if the Parent Common Stock Market Price (as defined below) is at least $18.93 (the "Low-End Collar Price") but not more than $27.33 (the "High-End Collar Price"), the Stock Consideration will equal 1,448,335 shares of Parent Common Stock (the "Base Stock Consideration");


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                 (ii) if the Parent Common Stock Market Price is less than the
Low-End Collar Price, the Stock Consideration will equal (A) the Base Stock Consideration plus (B) a number of shares of Parent Common Stock, not to exceed 200,000 shares, equal to the product (rounded to the nearest whole share) of (1) 86,956.522 (the "Adjustment Rate") and (2) the amount by which the Low-End Collar Price exceeds the Parent Common Stock Market Price;

                 (iii) if the Parent Common Stock Market Price is more than the High-End Collar Price, the Stock Consideration will equal (A) the Base Stock Consideration minus (B) a number of shares of Parent Common Stock, not to exceed 200,000 shares, equal to the product (rounded to the nearest whole share) of (1) the Adjustment Rate and (2) the amount by which the Parent Common Stock Market Price exceeds the High-End Collar Price; and

                 (iv) if a Triggering Event has occurred, the Stock Consideration will equal the Base Stock Consideration plus 200,000 shares of Parent Common Stock.

         The term "Parent Common Stock Market Price" means the average (rounded to the nearest cent) of the closing price per share of Parent Common Stock as quoted on the Nasdaq National Market over the 20 calendar day period ending three business days prior to the Tentative Closing Date. The term "Dissenters Set Aside" means an amount of cash equal to the amount the Dissenting Stockholders would have received at the Closing if they had elected 100% Cash Consideration.

             (b) Allocation of Merger Consideration. The Merger Consideration will be allocated and paid to the stockholders of Company in accordance with the liquidation provisions of the Company's Fifth Amended and Restated Certificate of Incorporation (the "Company Charter") as follows:

                 (i) first, to each holder of Company's Series D Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock" and, together with the Junior Preferred Stock, the "Preferred Stock"), such portion of the Merger Consideration equal to the sum of the aggregate Liquidation Value (as defined in the Company Charter) of such shares plus all accrued and unpaid dividends thereon;

                 (ii) second, to the holders of Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), Series B-1 Preferred Stock, par value $0.001 per share (the "Series B-1 Preferred Stock"), Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), and Series C-1 Preferred Stock, par value $0.001 per share (the "Series C-1 Preferred Stock" and, together with the Series A Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock, the "Junior Preferred Stock"), on a pari passu basis, such portion of the Merger Consideration, if any, equal to the sum of the aggregate Liquidation Value (as defined in the Company Charter) of such shares plus all accrued and unpaid dividends thereon;

                 (iii) third, to the holders of Company's Common Stock, par value $0.001 per share (the "Company Common Stock" and, together with the Series D Preferred Stock and Junior Preferred Stock, the "Company Stock"), together with all holders of Series A Preferred Stock, Series B-1 Preferred Stock and Series D Preferred Stock on an as-converted


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basis, such portion of the Merger Consideration, if any, such that the Series A
Preferred Stock and the Series B-1 Preferred Stock receive no more than an amount equal to three times (including amounts paid pursuant to (ii) above) the Liquidation Value (as defined in the Company Charter) of such shares of such classes held by such holders; and

                 (iv) finally, to the holders of Company Common Stock, together with all holders of Series D Preferred Stock on an as-converted basis, any remaining portion of the Merger Consideration.

         The amounts allocated as provided above shall take into account the distribution of the Excess Cash pursuant to Section 5.12.

         Subject to the provisions and limitations of this Section 1.6(b), the allocation of Cash Consideration and Stock Consideration for each stockholder of Company entitled to share in the Merger Consideration shall be determined by such stockholders and Company prior to the Closing. Promptly following execution of this Agreement, subject to the limitation set forth in the last sentence of this paragraph, Company shall solicit from each holder of Preferred Stock an election of the relative percentage of Cash Consideration and Stock Consideration which such holder desires to receive in satisfaction of such holder's liquidation preference. Company will accommodate stockholders' requests for allocation of the Cash Consideration and Stock Consideration, subject to (A) reasonable mechanisms for cutback and reallocation of the relative percentages in order to fully distribute the Merger Consideration to the stockholders in accordance with their interests and to assure that only Accredited Investors (as defined below) will receive Stock Consideration and that stockholders of Company who are not Accredited Investors will only receive Cash Consideration, (B) the amounts withheld from the Merger Consideration and placed in the Escrow Account pursuant to Section 1.6(d) and (C) the requirement that the Merger Consideration withheld from each stockholder be comprised in the same proportion of Cash Consideration and Stock Consideration. Company shall deliver to Parent, no later than two business days prior to the Closing, a schedule listing the portion of the Cash Consideration and Stock Consideration payable to each stockholder of Company at the Effective Time. A schedule listing the percentage interest in the Escrow Account of each stockholder of Company will be attached to the Escrow Agreement as Schedule I thereto. To the extent that a Company stockholder does not timely provide an election of the relative percentage of Cash Consideration and Stock Consideration which such holder desires to receive, subject to the limitation set forth in the last sentence of this paragraph, such holder will be deemed to have requested an allocation of 50% Cash Consideration and 50% Stock Consideration. For purposes of determining the number of shares of Parent Common Stock issuable to each stockholder electing to receive Stock Consideration in satisfaction of the stockholder's liquidation preference pursuant to the Company Charter, the value of a share of Parent Common Stock shall be deemed to be the Parent Common Stock Market Price. Notwithstanding the foregoing, only stockholders of Company that are accredited investors (as defined in Rule 501(a) under the Securities Act, "Accredited Investors") will be offered and be entitled to elect and receive any Parent Common Stock.

             (c) Adjustment to Prevent Dilution. The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of stock convertible into Parent Common Stock), reorganization, recapitalization or


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other similar change with respect to Parent Common Stock after the date hereof and prior to the Effective Time.

            (d) Holdback Amount; Escrow. At the Closing, Parent shall withhold from the Merger Consideration (i) $3,350,000 in cash, less 10% of the Dissenters Set Aside, and (ii) that number of shares of Parent Common Stock equal to 10% of the Stock Consideration (together, the "Holdback Amount") for the purpose of satisfying the indemnification obligations of Company and the stockholders of Company pursuant to Article VIII and for paying any Excess Cash Shortfall pursuant to Section 5.13. Parent shall establish and maintain an escrow account (the "Escrow Account") comprised of the Holdback Amount and shall designate and appoint The Bank of New York or such other third party escrow agent that is mutually and reasonably acceptable to Parent and the Stockholders' Agent (as defined in the Escrow Agreement) in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement") to be entered into among Parent, the Escrow Agent and the Stockholders' Agent at Closing. In addition, if any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Stock, 10% of any Merger Consideration received by such person shall be added to the Holdback Amount and deposited in the Escrow Account. Schedule I to the Escrow Agreement shall be amended appropriately and such person shall be required to execute the Stockholders Agreement. The Holdback Amount, less the amount required to be paid to Parent pursuant to
Article VIII hereof and amounts in dispute, shall be paid by Escrow Agent on the one-year anniversary of the Closing Date (or, if not a business day, the first business day following such anniversary) (the "Escrow Termination Date") to the holders of Company Stock in proportion to their pro rata share of the Merger Consideration.

             (e) Cancellation of Excluded Shares. Each share of Company Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time (collectively, the "Excluded Shares") shall be canceled and extinguished without any conversion thereof.

             (f) Stock Options and Warrants. At the Effective Time, each option to purchase Company Stock then outstanding under Company's incentive stock option plan and stock issuance plan (the "Company Option Plans") shall be cancelled in accordance with Section 5.8 and each outstanding Warrant shall be cancelled in accordance with Section 5.9.

             (g) Common Units of Merger Sub. Each Common Unit (as defined in the Operating Agreement) of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and be one Common Unit of the Surviving Company.

             (h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(b)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Parent Common Stock Market Price.


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             (i) Adjustment Based on Net Assets. If the Net Assets (as defined below) of Company is negative, the Cash Consideration shall be reduced by the absolute value of such negative amount and the Escrow Agent shall pay such amount to Parent on the day following the determination of such amount. "Net Assets" means the total assets of Company as of the Tentative Closing Date (as defined below) less (i) the Excess Cash (as defined in Section 5.12) and (ii) the total liabilities of Company as of the Tentative Closing Date (including liabilities subtracted from the definition of Excess Cash), as set forth on the Closing Financial Certificate (as defined in Section 5.13). "Tentative Closing Date" means the first business day on which all of the conditions set forth in
Article VI are fulfilled or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing).

        1.7 Surrender of Certificates.

             (a) Paying and Exchange Agent. Parent shall act as the paying and exchange agent in the Merger.

             (b) Payment and Exchange Procedures. At or prior to the Effective Time, Parent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares are to be converted into the right to cash and shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to
Section 1.6(h) and any dividends or other distributions pursuant to Section 1.7(c), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(h) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of the Certificates for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor cash and shares of Parent Common Stock pursuant to Section 1.6(a), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(h) and any dividends or distributions payable pursuant to Section 1.7(c), and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(c) as to the payment of dividends, to evidence only the right to cash and ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(h) and any dividends or distributions payable pursuant to Section 1.7(c).

             (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the



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holders of record of such Certificates shall surrender such Certificates.
Subject to applicable law, following surrender of any such Certificates, Parent shall deliver to the record holders thereof, without interest, cash and certificates representing whole shares of Parent Common Stock issued in exchange therefor pursuant to Section 1.6(a), along with payment in lieu of fractional shares pursuant to Section 1.6(h), and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

            (d) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (e) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither Parent, the Surviving Company nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 No Further Ownership Rights in Company Stock. All cash paid and shares of Parent Common Stock issued in exchange for shares of Company Stock in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Sections 1.6(h) and 1.7(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Company of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall cause the transfer agent for Parent Common Stock to issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, cash and certificates representing the shares of Parent Common Stock into which the shares of Company Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(h) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such cash and certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement reasonably satisfactory in form and amount to Company as indemnity against any claim that may be made against Parent or the Surviving Company with respect to the Certificates alleged to have been lost, stolen or destroyed.



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        1.10 Dissenters' Rights. A holder of Company Stock exercising appraisal rights pursuant to Section 262 of the DGCL (a "Dissenting Stockholder") shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Stock owned by such holder ("Dissenting Shares"). No Dissenting Stockholder shall be entitled to any portion of the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(h) or any dividends or other distributions pursuant to
Section 1.7(c) unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Stock, such shares shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 1.6(a) (with such shares being deemed to have elected 100% Cash Consideration), and are entitled to cash in lieu of any fractional shares pursuant to Section 1.6(h) and any dividends or other distributions pursuant to Section 1.7(c), and 10% of such Merger Consideration shall be deposited into the Escrow Account pursuant to
Section 1.6(d). Schedule I to the Escrow Agreement shall be amended appropriately and such person shall be required to execute the Stockholders Agreement. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by Company relating to stockholders' rights of appraisal and (ii) the opportunity to advise Company in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. No party or entity related to a party shall take a position on any tax return or reports or take any action inconsistent with this
Section 1.11, and each party shall use its commercially reasonable efforts to validate such action or maintain such reporting in the context of an audit. Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with such action or reporting and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation. In the event that the closing price per share of Parent Common Stock as quoted on the Nasdaq National Market on the trading day before the Closing Date shall be less than $13.55 (a "Triggering Event"), the parties shall restructure the Merger as a reverse triangular merger of Merger Sub with and into Company.

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as otherwise disclosed in the Company disclosure schedule attached hereto (the "Company Schedule"), Company hereby represents and warrants to Parent and Merger Sub as follows:

        2.1 Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has furnished to Parent complete and correct copies of the Company Charter and its By-Laws, as amended to the date hereof (together, the "Company Charter Documents"), which are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents. Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted. Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Company. As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company, a material diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate, with respect to the applicable representation or warranty, more than $250,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Company, or (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Company: (i) a change that results from conditions generally affecting the U.S. economy or the industry in which Company operates (including laws and regulations applicable to such industry), (ii) a change that results from the announcement or pendency of the transactions contemplated hereby or
(iii) a change that results from the taking of any action required by this Agreement.

        2.2 Capitalization of Company. The authorized capital stock of Company consists of (i) 50,000,000 shares of Company Common Stock, of which (A) 3,256,112 shares are issued and outstanding, (B) 64,643 shares are reserved for issuance upon exercise of outstanding Warrants, (C) 20,281,981 shares are reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock and (D) 5,111,577 shares are reserved for issuance under Company Stock Options; (ii) 2,480,000 shares of Series A Preferred Stock, of which 2,381,984 shares are issued and outstanding;
(iii) 2,800,000 shares of Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), of which no shares are issued and outstanding;
(iv) 3,200,000 shares of Series B-1 Preferred Stock, of which 3,169,375 shares are issued and outstanding; (v) 3,800,000 shares of Series C Preferred Stock, of which 1,120,667 shares are issued and outstanding; (vi) 13,250,000 shares of Series C-1 Preferred Stock, of which 6,409,983 shares are issued and outstanding; and (vii) 7,200,000 shares of Series D Preferred Stock, of which 7,199,972 shares are issued and outstanding. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable. Company has made available to Parent accurate and complete copies of all Warrant agreements and Company Option Plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in all material respects in compliance with applicable securities laws and other requirements of law. All outstanding shares of Company Stock and all outstanding options granted under any of Company's stock option or incentive plans have been issued and granted in all material respects in compliance with applicable securities law and other requirements of law. Except as set forth above and in Section 2.2 of the Company Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Company to issue or sell any shares of capital stock or other securities of Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No stockholder, option holder or warrant holder has any claim against Company as a result of any prior issuances of Company Stock, options or warrants or, upon the Closing, the transactions contemplated by this Agreement, other than the right to receive the Merger Consideration or demand appraisal rights under the DGCL, each as provided for herein. The Company reasonably believes that all holders of the Preferred Stock and any other stockholders of Company that will be offered or will receive Parent Common Stock in the Merger are Accredited Investors. The Merger Consideration and Excess Cash to be paid or distributed to Company's stockholders, and the amounts payable pursuant to the Bonus Plan, will be determined and made accurately by Company and in accordance with the Company Charter Documents, the Bonus Plan and this Agreement.

        2.3 No Subsidiaries and Equity Investments. Company has no subsidiaries nor does Company have, or have the right to acquire, any equity interest or investment in any other entity.

        2.4 Corporate Authority, Etc. Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance of Company's obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize such execution, delivery, performance and consummation other than the filing of the Certificate of Merger by the Surviving Company pursuant to the DGCL and the DLLCA. This Agreement has been adopted and approved, and the Merger has been approved, by Company's stockholders by written consent in accordance with the DGCL and the Company Charter Documents. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether at law or in equity).

        2.5 No Violation. Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 2.6, the execution, delivery and performance by Company of this Agreement, and to the knowledge of Company the execution by any stockholder or employee of Company of the Escrow Agreement, the Registration Rights Agreement, the Stockholder Agreements and the Employment Agreements (collectively, the "Transaction Agreements"), will not (a) violate any provision of any statute, rule or regulation applicable to Company or any order, judgment or decree of any court, governmental or regulatory authority, or arbitrator to which Company is subject, (b) violate the Company Charter Documents, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the change or acceleration of any rights or obligations under or entitle any party to change or accelerate (whether after the giving of notice or lapse of time or both) any right or obligation under, any provision of any contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement, contract, commitment or instrument to which Company is a party or by which it is bound, or (d) result in the creation or imposition of any lien, charge or encumbrance upon or security interest in any of the properties or assets of Company, that in the case of clauses (a), (c) or (d) would have a Material Adverse Effect on Company or interfere with the consummation of the Merger.

        2.6 Consents and Approvals. Except as set forth in Section 2.14 of the Company Schedule and except for the applicable requirements of federal and state securities laws and the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of the Certificate of Merger as required by the DGCL and the DLLCA, no consent, waiver, authorization or approval of any court, administrative agency, commission, governmental or regulatory authority (a "Governmental Entity"), or of any other person or entity, and no declaration to or filing with any such Governmental Entity, is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder, except for those as to which the failure to make, file, give or obtain would not have a Material Adverse Effect on Company or interfere with the consummation of the Merger.

        2.7 Financial Statements; Absence of Undisclosed Liabilities. Section
2.7 of the Company Schedule sets forth the audited balance sheets of Company as of December 31, 2002, 2001 and 2000, together with the related statements of operations, stockholders' equity (deficit) and cash flows for each such fiscal year and notes thereto (the "Financial Statements"). The Financial Statements are complete in all material respects, and fairly present the financial position and results of operations of Company as of December 31, 2002, 2001 and 2000 and for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and comply as to form in all material respects with applicable accounting requirements except as may be set forth in the notes thereto. Except (a) as reflected, reserved against or otherwise disclosed in the Financial Statements,
(b) for liabilities incurred since December 31, 2002 in the ordinary course of business, and (c) for liabilities disclosed in Section 2.7 of the Company Schedule, Company has no indebtedness or liability that would, individually or in the aggregate, exceed $250,000.

        2.8 Absence of Certain Changes or Events. Except as set forth in Section
2.8 of the Company Schedule, since June 30, 2003, Company has not taken any action of a type referred to in Section 4.1 of this Agreement that would have required the consent of Parent if such action were to have been taken during the period between the date hereof and the Closing Date, and there has been no Material Adverse Effect on Company.

        2.9 Tax Matters.

            (a) For purposes of this Agreement, "Tax" or "Taxes" shall include any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges, including, without limitation, income, gross receipts, capital stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing.

            (b) (i) Except as set forth in Section 2.9(b)(i) of the Company Schedule, all material Tax declarations, reports and returns required to be filed with respect to Company have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax declarations, reports and returns are complete and correct in all material respects; (iii) all Taxes shown on such declarations, reports or returns and on assessments received with respect thereto have been paid in full; and (iv) there are no material unresolved claims for Taxes with respect to which Company is or may be liable and for which Company has received written notice from a Governmental Entity relating to such claims, except as may have been provided for in a reserve on the Financial Statements.

            (c) No deficiencies for any Taxes for which Company is or may be liable have been asserted or assessed in writing to Company, and to the knowledge of Company, no deficiencies otherwise have been proposed to Company (and are currently pending).

            (d) No waivers of the time to assess any Taxes for which Company is or may be liable have been given or requested by Company.

            (e) To Company's knowledge, it is not a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes.

            (f) To Company's knowledge, there are no liens with respect to Taxes (except for liens with respect to property taxes not yet due) upon any of the properties or assets of Company.

            (g) Company as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

            (h) Except as set forth on Section 2.9(h) of the Company Schedule, there is no contract, agreement, plan or arrangement to which Company is a party as of the date of this

Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

            (i) Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

            (j) Company is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (k) Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company Stock has been distributed in a transaction satisfying the requirements of
Section 355 of the Code.

        2.10 Title to Property. Company does not own any real property. Except as set forth in Section 2.10 of the Company Schedule, Company has good title to or any required right to use all of its material properties and assets, free and clear of all liens, charges and encumbrances except liens reflected in the Financial Statements, or which have arisen in the ordinary course of business since the date of the Financial Statements, liens for taxes not yet due and payable and such liens or other imperfections of title which would not, individually or in the aggregate, have a Material Adverse Effect on Company. All leases pursuant to which Company leases from others material real or personal property are in full force and effect, and Company is not in default under any of such leases nor, to Company's knowledge, is there any event which, with notice or lapse of time, or both, would constitute a default by Company under any of such leases except for any such default as would not have a Material Adverse Effect on Company.

        2.11 Compliance with Laws. The business and operations of Company are in compliance with all laws, regulations, rules, judgments, orders and decrees applicable thereto, except where the failure so to comply would not have a Material Adverse Effect on Company.

        2.12 Litigation. Except as set forth in Section 2.12 of the Company Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Company, threatened before any court, arbitrator or Governmental Entity or any claims made or threatened against Company which would reasonably be expected to interfere with the consummation of the Merger, to affect the allocation of the Merger Consideration among the stockholders of Company (other than any possible exercise of appraisal rights under the DGCL) or to have a Material Adverse Effect on Company. Neither Company nor any of its assets or properties is subject to any order, judgment or decree of any court, governmental or regulatory authority or arbitrator which would reasonably be expected to interfere with the consummation of the Merger, to affect the allocation of the Merger Consideration among the stockholders of Company (other than any possible exercise of appraisal rights under the DGCL) or to have a Material Adverse Effect on Company.

        2.13 Contracts. Except as set forth in Section 2.13 of the Company Schedule Company is not a party to or bound by: (a) any employment or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by Company on no more than 30 days' notice without liability or financial obligation to Company;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business the form of which has been provided, with all material variations, to Parent prior to the date hereof;

            (d) any agreement, contract or commitment relating to the disposition or acquisition by Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

            (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

            (f) any settlement agreement entered into prior to the date of this Agreement;

            (g) any contracts or agreements that limit or restrict Company, or to Company's knowledge, any of its officers or key employees, from engaging in any business and any contracts or agreements that limit or restrict anyone other than Company's employees or consultants from competing with Company;

            (h) any contract, agreement or commitment requiring Company to register the resale of its capital stock or securities under federal or state securities laws;

            (i) any powers of attorney or comparable delegations of authority granted by Company; or

            (j) any other agreement, contract or commitment that has a value of $250,000 or more individually.

        Neither Company, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        2.14 Employee Plans; ERISA.

            (a) Except as set forth in Section 2.14 of the Company Schedule, Company is not a party to any written employment agreement.

            (b) Company is not a party to any collective bargaining agreement.

            (c) Set forth in Section 2.14 of the Company Schedule is a list of
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) all profit sharing, stock bonus, pension, 401(k), employee stock ownership plan ("ESOP"), savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all current or former employees or directors of Company (the plans referred to in clauses (i) and (ii) being collectively referred to as the "Plans"). A complete and correct copy, as of the date hereof, of each Plan which is set forth in writing has been furnished to Parent.

            (d) None of the Plans is a "multiemployer plan" within the meaning of Section 4001(3) of ERISA (a "Multiemployer Plan"). ------------------

            (e) Each of the Plans is in substantial compliance with the requirements of all applicable statutes, orders and governmental rules and regulations currently in effect, including, but not limited to, the Code and ERISA.

            (f) There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has been issued a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and to make any amendment necessary to obtain such a favorable determination letter. Company does not have any commitment (other than to the extent required to comply with the provisions of this Agreement) to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law). Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

            (g) Neither Company nor any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan, or to any plan described in
Section 413(c) of the Code. Neither Company nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

            (h) As of the date hereof, there is no material pending or, to the knowledge of Company, threatened, litigation relating to the Plans. Except as set forth in Section 2.14 of the Company Schedule, none of the Plans promises or provides medical or other welfare benefits to any former employee of Company except as required by Sections 6.1 through 6.7 of ERISA or other applicable law, and Company has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

            (i) Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years. Company is in substantial compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

            (j) Except as provided in Company's Bonus Plan (as defined below) and other stock option or incentive plans or employment arrangements set forth in Sections 2.14 and 5.11 of the Company Schedule and as otherwise specifically contemplated herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Company under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any Plan. Company's Second Amended and Restated Executive Change of Control Bonus Plan (the "Bonus Plan") was duly adopted on October 13, 2003 by Company's board of directors and duly approved on October 14, 2003 by the holders of not less than 75% of the Company Stock on an as-converted basis qualified to approve such Bonus Plan, in each case in accordance with the Company Charter Documents and applicable law, and has not subsequently been amended, modified or restated. No stockholder, employee or creditor of Company has made or is entitled to or will at any time be entitled to make any claims against Company as a result of Company's adoption of the Bonus Plan or with respect to any payment thereunder.

        2.15 Intellectual Property.

            (a) Except as set forth in Section 2.15 of the Company Schedule, Company owns or is licensed or otherwise possesses legally enforceable rights to use, all patents, inventions, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, processes, computer software programs or applications and all other intellectual property and proprietary rights (collectively, "Intellectual Property") that are owned by Company or used in the business of Company as currently conducted (the "Business Intellectual Property") other than such Intellectual Property the loss of use of which would not have a Material Adverse Effect on Company, and all such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

            (b) Section 2.15 of the Company Schedule lists (i) all U.S. and foreign Intellectual Property which is owned by Company and material to its business as currently conducted and/or the subject of an application, registration or issued patent, including the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed (the "Company Intellectual Property"), and (ii) all material licenses and other agreements as to which Company is a party, a beneficiary or otherwise bound and pursuant to which any person is authorized to use any Company Intellectual Property or Company is authorized to use any third party Intellectual Property ("Third Party Intellectual Property Rights") which is incorporated in, are, or form a part of any Company product of which is otherwise material to its business, except for commercially available software used by Company in the ordinary course of business. Company owns (beneficially, and of record where applicable) or has adequate rights to the Business Intellectual Property exclusively, free and clear of all liens and encumbrances, exclusive licenses, and non-exclusive licenses not granted in the ordinary course of business, and to the knowledge of Company, such Business Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Company's use thereof or its rights thereto.

            (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, or any Third Party Intellectual Property Rights to the extent licensed by or through Company, by any person.

            (d) Company is not, and to the knowledge of Company no other person is, in breach of any license or other agreement relating to any Company Intellectual Property or Third Party Intellectual Property Rights, except for such breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Company.

            (e) Company is not a party to, and to the knowledge of Company there is no valid basis for, and Company has not served or received any notice or threat of, any suit, action or proceeding (i) which involves a claim of ownership, invalidity, unregisterability, unenforceability, misappropriation, infringement or other violation of, or the right to use any, Company Intellectual Property; and (ii) for actual or alleged breach of any license agreement involving Company Intellectual Property. To the knowledge of Company, Company's operation of its business, including without limitation the design, development, distribution, marketing, licensing and sale of Company's products or services, does not infringe or otherwise violate any person's Intellectual Property rights.

            (f) Company has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Company Intellectual Property for the rights to such contributions that Company does not already own by operation of law, except such assignments or work for hire agreements of which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company.

            (g) Company has taken reasonable steps to protect Company's rights in confidential information and trade secrets owned, used or held by Company, and to the knowledge of Company, such confidential information and trade secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

            (h) "IT Assets" means Company's computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Company in connection with its business, and have not materially malfunctioned or failed within the past three years. To the knowledge of Company, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) allow any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To Company's knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices. To Company's knowledge, none of the IT Assets contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property. 2.16 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Company as presently conducted.

        2.17 Brokers and Finders. Except as set forth in Section 2.17 of the Company Schedule, Company has not engaged any broker, finder or investment banker in connection with this Agreement, except for Brookwood Associates, L.L.C.

        2.18 Environmental Matters. Company (i) has obtained all applicable permits, licenses, and other authorizations that are required under Environmental Laws (as defined below) the absence of which is reasonably likely to have a Material Adverse Effect on Company; and (ii) is in compliance in all material respects with all material terms and conditions of such permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws. "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

        2.19 Accounts Receivable. All accounts receivable of Company (i) are valid, existing and collectible in a manner consistent with Company's past practice (net of an allowance for doubtful accounts not to exceed $350,000 in the aggregate), (ii) represent monies due in the ordinary course of business and
(iii) to Company's knowledge, are not subject to any refunds or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances.

        2.20 Transactions with Affiliates.

            (a) Except as set forth in Section 2.20(a) of the Company Schedule, no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of Company or, to Company's knowledge, any person with whom any such director, officer or other affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company's knowledge, any entity in which any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) or has any interest in (i) any contract, arrangement or understanding with Company, or relating to the business or operations of Company (other than such contracts as relate solely to any such person's ownership of capital stock or other securities of Company, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company.

            (b) Section 2.20(b) of the Company Schedule lists all instruments evidencing outstanding loans from Company to any of its directors, officers or other affiliates or associates. Except as set forth in Section 2.20(b) of the Company Schedule, the entire outstanding principal balance and all accrued and unpaid interest on such loans shall be paid in full prior to or at the Effective Time.

        2.21 Board and Stockholder Approval. The board of directors of Company has, as of the date of this Agreement, (i) approved this Agreement and the Merger and the other transactions contemplated hereby and (ii) determined that the Merger is fair to, and in the best interests of, Company and its stockholders. The requisite percentage of the stockholders of Company has adopted and approved this Agreement and has approved the Merger by written consent in accordance with the DGCL and the Company Charter Documents.

        2.22 Opinion of Financial Advisor. Company has received an opinion from its financial advisor, Brookwood Associates, L.L.C., dated as of the date hereof, that the aggregate Merger Consideration to be received by the holders of all classes of common and preferred stock of Company in connection with the Merger is fair, from a financial point of view, to the holders of the various classes of common and preferred stock of Company taken as a whole and without regard to the relative rights among them as to their portion, if any, of the aggregate Merger Consideration.

        2.23 Information. Any information or materials used to solicit the consent or vote of Company's stockholders or provided to stockholders after the date of this Agreement (other than information or materials supplied by Parent, to which Company makes no representations or warranties) complied and will comply with the Company Charter Documents and any applicable rules and regulations and did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        2.24 Reorganization. Other than as specifically contemplated to the contrary in this Agreement, Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

        2.25 Section 203 of the DGCL Not Applicable. The board of directors and stockholders of Company have approved the Merger and the transactions contemplated by this Agreement, and such approval is sufficient such that, were it to apply, the restrictions relating to "business combinations" contained in
Section 203 of the DGCL would not apply to the execution, delivery or performance of this Agreement by Company or the consummation by Company of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in a disclosure letter and referencing a specific representation supplied by Parent or Merger Sub to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Schedule"), as follows:

        3.1 Corporate Organization; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent has furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents") and the Certificate of Formation and Operating Agreement of Merger Sub in effect as of the date hereof, which are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and Merger Sub is not in violation of any of the provisions of the Certificate of Formation and the Operating Agreement. Each of Parent and Merger Sub has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted. Each of Parent and Merger Sub is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such failures to be so qualified would not have a Material Adverse Effect on Parent. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries considered as a whole, or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Parent: (i) a change that results from conditions generally affecting the U.S. economy, or the industry in which Parent operates (including laws and regulations applicable to such industry), (ii) a change that results from the announcement or pendency of the transactions contemplated hereby, (iii) a change that results from the taking of any action required by this Agreement, or (iv) a reduction in the stock price of Parent Common Stock.

        3.2 Capitalization. The authorized capital stock of Parent consists of
(i) 100,000,000 shares of Parent Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Parent Preferred Stock"). At the close of business on October 20, 2003, (i) 33,199,397 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 460,143 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan and (iv) 5,446,095 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital of Merger Sub consists of 100 Common Units, all of which, as of the date hereof, are issued and outstanding and held of record by Parent. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Common Units of Merger Sub have been duly authorized and validly issued. 1,648,335 shares of Parent Common Stock have been reserved for issuance pursuant to the Merger. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and the shares of Parent Common Stock to be issued pursuant to the Merger, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in all material respects in compliance with applicable securities laws and other requirements of law. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding Common Units of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of law.

        3.3 Corporate Authority, Etc. Each of Parent and Merger Sub, as applicable, has the corporate or company power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements by Parent and Merger Sub, as applicable, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of Parent and Merger Sub, and no other corporate or company proceedings on the part of Parent or Merger Sub are necessary to authorize such execution, delivery, performance or consummation, subject only to the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA and the registration or exemption from registration of the Parent Common Stock under the Securities Act of 1933 (the "Securities Act"). This Agreement and the Transaction Agreements have been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Company and of the Transaction Agreements by the other parties thereto, constitute valid and legally binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether at law or in equity).

        3.4 No Violation. Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 3.5, the execution, delivery and performance by Parent and Merger Sub, as applicable, of this Agreement and the Transaction Agreements will not (a) violate any provision of any statute, rule or regulation applicable to Parent and Merger Sub or any order, judgment or decree of any court, governmental or regulatory authority, or arbitrator to which Parent or Merger Sub is subject, (b) violate the Parent Charter Documents or the Certificate of Formation or the Operating Agreement, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the change or acceleration of any rights or obligations under or entitle any party to change or accelerate (whether after the giving of notice or lapse of time or both) any right or obligation under, any provision of any contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement, contract, commitment or instrument to which Parent or any subsidiary is a party or by which it is bound, or (d) result in the creation or imposition of any lien, charge or encumbrance upon or security interest in any of the properties or assets of Parent and its subsidiaries, that in the case of clauses (a), (c) or (d) would have a Material Adverse Effect on Parent and its subsidiaries as a whole or interfere with the consummation of the Merger.

        3.5 Consents and Approvals. Except for any consents previously obtained, the applicable requirements of federal and state securities laws and the pre-merger notification requirements of the HSR Act, and the filing of the Certificate of Merger as required by the DGCL and the DLLCA, no consent, waiver, authorization or approval of any Governmental Entity, or of any other person or entity, and no declaration to or filing with any such Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the performance by Parent and Merger Sub of their respective obligations hereunder, except for those as to which the failure to make, file, give or obtain would not have a Material Adverse Effect on Parent or interfere with the consummation of the Merger.

        3.6 SEC Filings; Financial Statements; Absence of Undisclosed
Liabilities.

            (a) Parent has filed all reports, schedules, registration statements and definitive proxy statements required to be filed by Parent with the Securities and Exchange Commission (the "SEC") on or after January 1, 2001 (the "Parent SEC Reports") and has made available to Company correct and complete copies of the Parent SEC Reports. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the

Exchange Act, as the case may be, and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

            (b) The financial statements and any related notes thereto contained in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and fairly present the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

            (c) Except as disclosed in the Parent SEC Reports filed to the date hereof, Parent has no liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for (a) liabilities reflected, reserved against or otherwise disclosed on Parent's balance sheet as of June 30, 2003 and (b) liabilities incurred since June 30, 2003 in the ordinary course of business.

        3.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed to the date hereof, since June 30, 2003, there has not been (a) any Material Adverse Effect on Parent, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or (iii) any split, combination or reclassification of any of Parent's capital stock.

        3.8 Litigation. Except as set forth in Section 3.8 of the Parent Schedule and except as disclosed in the Parent SEC Reports filed to the date hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened before any court, arbitrator or Governmental Entity or any claims made or threatened against Parent or Merger Sub which would reasonably be expected to interfere with the consummation of the Merger or to have a Material Adverse Effect on Parent. None of Parent, Merger Sub or any of their assets or properties is subject to any order, judgment or decree of any court, governmental or regulatory authority or arbitrator which would reasonably be expected to interfere with the consummation of the Merger or to have a Material Adverse Effect on Parent.

        3.9 Brokers and Finders. Parent has not engaged any broker, finder or investment banker in connection with this Agreement, except Deutsche Bank Securities Inc.

        3.10 Board Approval. The board of directors of Parent has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, as the sole member of Merger Sub, has, as of the date of this Agreement, approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

        3.11 Reorganization. Other than as specifically contemplated to the contrary in this Agreement, Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

        3.12 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

        3.13 Information. Any information or materials provided by Parent to Company for use in soliciting the consent or vote of Company's stockholders did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        3.14 Financial Ability. Parent has sufficient cash or has existing borrowing facilities that are sufficient to enable it to consummate the transactions contemplated by this Agreement. Each of Parent and its subsidiaries is able to pay its debts generally and as they become due and is solvent and will not be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course in all material respects, and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

        In addition, except as provided by the proviso below or as otherwise expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's Intellectual Property other than in the ordinary course of business consistent with past practice, or enter into grants to transfer or license to any person future Intellectual Property rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis, sell, abandon, fail to renew, allow to lapse or otherwise forfeit any of its Intellectual Property;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than as contemplated in Section 5.12), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Stock pursuant to the exercise of Company Stock Options or Warrants outstanding as of the date of this Agreement;

            (g) Cause, permit or propose any amendments to the Company Charter Documents;

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter outside the ordinary course of Company's business consistent with past practice into any joint ventures, strategic partnerships or alliances;

            (i) Sell, lease, license, option, encumber or otherwise dispose of any of Company's material properties or assets other than in the ordinary course of business consistent with past practice;

            (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

            (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee (other than payments contemplated in Section 5.11), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course consistent with past practices;

            (l) Extend or modify the terms of, or discount or factor, any accounts receivable of Company;

            (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

            (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

            (o) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $250,000 individually;

            (p) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or settle or compromise any material income Tax liability;

            (q) Engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code except as provided in Section 1.11; or

            (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

        4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the ordinary course in all material respects, and in compliance in all material respects with all applicable laws and regulations. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall not:

            (a) declare, set aside or pay any dividends on, or make any other payment on, or make any other distribution (whether in cash, stock or property) in respect of any of Parent's capital stock, or split, combine or reclassify any of Parent's capital stock;

            (b) engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code except as provided in Section 1.11; or

            (c) agree in writing or otherwise to take any of the actions described in Section 4.2(a) or (b) above.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Exempt Offering. Upon the Effective Time and in the manner described in Section 1.7, Parent will take such action to issue the Parent Common Stock only to stockholders of Company who are Accredited Investors in an offering (an "Exempt Offering") exempt from registration pursuant to Regulation D under the Securities Act. Company will take all necessary steps to cooperate fully with Parent in complying with the terms and conditions of the Exempt Offering. Parent agrees to provide the stockholders receiving Parent Common Stock in the Merger with registration rights as set forth in a Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement").

        5.2 Notices; Information Statement. Promptly after the date of this Agreement, Company shall prepare and distribute the notices required by Section 228(e) and 262(d)(2) of the DGCL and an information statement (the "Information Statement") to the stockholders of Company who did not previously consent to the adoption and approval of this Agreement and the approval of the Merger. Parent agrees to furnish Company with all such information concerning it and its directors, officers and stockholders as may be reasonably required to be included in the Information Statement and Parent will have the right to review and comment on the Information Statement prior to its distribution. Company will promptly advise Parent, and Parent will promptly advise Company, in writing if at any time prior to the Effective Time either Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

        5.3 Confidentiality; Access to Information.

            (a) The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of July 15, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request; provided that such access may be denied to the extent necessary to prevent a breach of any agreement to which Company or Parent is a party, to prevent a violation of law or to preserve attorney-client or work product privileges with respect to pending legal proceedings; provided further that any such withholding of access shall be disclosed to such other party at the time such withholding of access is determined to be required. Any investigation shall be conducted in such a manner as to minimize the interference with the operation of their respective business. No information or knowledge obtained in any investigation pursuant to this

Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4 Acquisition Proposal. Company agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 15% or more of the assets or any equity securities of, it (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. Company also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it to return all confidential information heretofore furnished to such person by or on behalf of it. The letter, dated September 18, 2003 and amended October 7, 2003, relating to exclusivity is hereby terminated.

        5.5 Public Disclosure.

            (a) Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

            (b) Notwithstanding anything in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.


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

        5.6 Reasonable Efforts; Notification.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective boards of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Company or any subsidiary or affiliate of Parent or Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, if such divestiture or limitation would have a Material Adverse Effect on Parent or Company.

            (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.6(b) requires any change in the Company Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Parent an update to the Company Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Company in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

            (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.6(c) requires any change in the Parent Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Company an update to the Parent Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement and (ii) whether any of the conditions set forth in
Section 6 have been satisfied.

        5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained by it in connection with the consummation of the transactions contemplated hereby.
Section 5.7 of the Company Schedule lists all such consents, waivers and approvals required to be obtained by Company.

        5.8 Stock Options. At or prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether vested or unvested, shall terminate and be of no further force and effect.

        5.9 Warrants; Existing Agreements. At or prior to the Effective Time, each outstanding warrant to purchase shares of Company Stock (each, a "Warrant") shall either be exercised and converted into Company Stock or be canceled and have no further force and effect. Company will take all necessary steps to ensure that at or prior to the Effective Time the Fourth Amended and Restated Registration Agreement, dated May 2, 2002, and the Fourth Amended and Restated Stockholders Agreement, dated as of May 2, 2002, each by and among the Company and certain investors of the Company, shall be terminated and of no further force and effect.

        5.10 Employees. Employees of Company employed by the Surviving Company after the Effective Time (the "Retained Employees") will be entitled to participate in such employee benefit plans provided by the Surviving Company or Parent after the Closing to the extent that other similarly situated employees of Parent are entitled to participate in similar plans and consistent with the terms of such plans. If any employee of Company becomes a participant in any employee benefit plan of Parent or one of its subsidiaries, such employee shall, to the extent permitted by such plan, be given credit for all service with Company prior to the Effective Time for purposes of vesting and eligibility only. In addition, in Parent's discretion, certain Retained Employees will be eligible to participate in Parent's employee stock option plans. As promptly


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

after the Effective Time as practicable, Parent will create a bonus plan providing for payments up to $2,000,000 for retention, performance bonuses and other purposes with respect to selected key Retained Employees, which bonuses shall be paid in the sole discretion of Parent. Nothing in this Section 5.10 shall be deemed to constitute an employment contract between the Surviving Company and any individual, or a waiver of the Surviving Company's right to discharge any employee at any time, with or without cause, subject to the terms of any employment agreement with such employee.

        5.11 Executive Payments. Section 5.11 of the Company Schedule sets forth
(a) the percentage allocation to individual employees of Company of payments pursuant to the Bonus Plan (the "Bonus Payments"), (b) payments to be due all executives of Company in connection with the Merger or the termination of their employment at or prior to the Effective Time denoted as "Specified Payments" therein and (c) all other payments (the "Other Payments") to be due to all executives of Company in connection with the Merger or the termination of their employment at or prior to the Effective Time, other than payments for unreimbursed business expenses due and payable in the ordinary course of business of Company. Company will pay the Bonus Payments and the Other Payments in full immediately prior to the Effective Time. Parent will assume the obligation to pay the Specified Payments at the Effective Time and any amounts in excess thereof shall be deemed Other Payments.

        5.12 Excess Cash Payment. Company will, immediately prior to the Effective Time, distribute or cause to be paid the Excess Cash (as defined below), if any, to stockholders of Company pursuant to the Company Charter Documents; provided, however, that Company will not distribute or cause to be paid any Excess Cash if Net Assets is or would be negative immediately following the distribution or payment. The payment of such Excess Cash shall be deemed a partial payment of accrued and unpaid dividends to holders of Series D Preferred Stock pursuant to the Company Charter. "Excess Cash" means cash and cash equivalents of Company as of the Tentative Closing Date, less an amount equal to
(a) the payroll obligations of Company for the first full payroll period ending subsequent to the Closing, (b) the Bonus Payments, (c) the Other Payments and
(d) all fees and expenses incurred and to be incurred by Company through the Closing in connection with the Merger, all as set forth on the Closing Financial Certificate. Notwithstanding the foregoing, the parties hereto and their advisors may agree on a different method of accomplishing the distribution of Excess Cash to minimize any financial impact on Company and any legal or tax burdens on the recipients of Excess Cash and the parties hereto.

        5.13 Closing Financial Certificate. On the Tentative Closing Date, Company will deliver to Parent a certificate (the "Closing Financial Certificate") dated as of the Tentative Closing Date executed on behalf of Company by its Chief Executive Officer and Chief Financial Officer setting forth
(i) Company's balance sheet (the "Closing Balance Sheet") as of five days prior to the Tentative Closing Date (the "Closing Balance Sheet Date"), (ii) any material adjustments to the Closing Balance Sheet through the Tentative Closing Date, (iii) the Net Assets and (iv) the Excess Cash (including a specific calculation of all of the deductions therefrom). The Closing Balance Sheet (a) will be derived from and be in accordance with the books and records of Company and (b) fairly and accurately represent the financial condition of Company at the Closing Balance Sheet Date in conformity with GAAP on a basis consistent with prior periods. The values set forth on the Closing Financial Certificate for Net Assets and Excess Cash will give effect to the full amounts expected to be paid by Company and to be deducted in


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

determining such values. Parent will review and approve the Closing Financial Certificate, and if Parent and Company cannot agree as to the values set forth in the Closing Financial Certificate by the Closing Date, then Parent shall engage, at its own cost and expense, Grant Thornton LLP (or, if Grant Thornton LLP is unavailable or unable to perform such services in the time required, such other accounting expert mutually agreed upon by Company and Parent) (the "Special Auditor") following the Closing Date to perform a review or other mutually agreed procedures sufficient to determine the disputed amount. Parent and Company shall provide the Special Auditor with access to all of Company's books and records and shall assist the Special Auditor in obtaining confirmations of the assets and liabilities of Company and the other values set forth in the Closing Financial Certificate. The Special Auditor shall complete the review or agreed upon procedures and issue its report setting forth its conclusions regarding Company's determination of Excess Cash and any appropriate adjustments thereto (Excess Cash so adjusted being "Revised Excess Cash") as promptly as possible but in no event more than ten days after the Closing Date. If the Revised Excess Cash amount is less than the Excess Cash amount set forth on the Closing Financial Certificate (such difference being the "Excess Cash Shortfall"), and the Excess Cash Shortfall was distributed to the stockholders of Company pursuant to Section 5.12, then Parent shall be entitled to indemnification pursuant to Section 8.1 in an amount equal to the Excess Cash Shortfall. Any payment for indemnification relating to Excess Cash Shortfall shall be funded first by all holders of Company Stock other than Series D Preferred Stock, pro rata amongst such stockholders based upon each stockholder's pro rata share in the Holdback Amount relative to the aggregate pro rata share in the Holdback Amount of all such stockholders, and, to the extent not paid in full, second by all holders of Series D Preferred Stock, pro rata amongst such stockholders based upon each such stockholder's pro rata share in the Holdback Amount relative to the aggregate pro rata share in the Holdback Amount of all such holders of Series D Preferred Stock. If the Revised Excess Cash amount is greater than the Excess Cash amount set forth on the Closing Financial Certificate, then Parent shall distribute such difference, as soon as reasonably practicable thereafter, to the former holders of the Company Stock in accordance with the preferences set forth in the Charter. The determination of the Special Auditor shall be final and binding upon the parties.

        5.14 Affiliates. Section 5.14 of the Company Schedule sets forth a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list.

        5.15 Indemnification. From and after the Effective Time, the Surviving Company shall fulfill and honor in all respects the obligations of Company pursuant to the indemnification obligations of the Company Charter Documents.

        5.16 Tax Opinions. Each of Company and Parent shall use reasonable best efforts to cause its legal counsel to issue a written opinion, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization, and that Company and Parent will be treated as parties to the reorganization, within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. Each of Company and Parent agrees to make


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

such reasonable representations as requested by its and the other's legal counsel for the purpose of rendering such opinion. Notwithstanding the foregoing, no opinion from Parent's legal counsel shall be requested or required upon a Triggering Event and no opinion from Company's legal counsel shall be requested or required in the event that the aggregate Stock Consideration (valued at the closing price per share of Parent Common Stock on the trading day immediately prior to the Effective Time) is less than 45% of the aggregate Merger Consideration.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (b) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

        6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

            (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for (A) such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Parent (provided, however, that this "Material Adverse Effect on Parent" qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.2, 3.10 and 3.11) and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect on Parent" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of, or modification to, Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and

Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

            (c) Material Adverse Effect. There shall not have been any Material Adverse Effect on Parent since the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer.

            (d) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit C.

            (e) Registration Rights Agreement. Parent shall have executed and delivered a Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (A) such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Company (provided, however, that such Material Adverse Effect on Company qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.2, 2.21, 2.22 and 2.24, and in determining whether a Material Adverse Effect on Company has occurred for purposes of this clause (A), the amount set forth in clause (i) of the definition of such term shall be $500,000) and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect on Company" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President and Chief Financial Officer.

            (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer.

            (c) Consents. Company shall have obtained all material or customer consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

            (d) Material Adverse Effect. There shall not have been any Material Adverse Effect on Company since the date of this Agreement; provided, however, that in determining whether a Material Adverse Effect on Company has occurred for purposes of this Section 6.3(d), the amount set forth in clause (i) of the definition of such term shall be $500,000. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President and Chief Financial Officer.

            (e) Escrow Agreement. The Escrow Agent and the Stockholders' Agents (as defined in the Escrow Agreement) shall have executed and delivered to Parent an Escrow Agreement substantially in the form attached hereto as Exhibit C.

            (f) Stockholder Agreements. Each of the stockholders of Company who will receive shares of Parent Common Stock in the Merger shall have executed and delivered to Parent a Stockholder Agreement substantially in the form attached hereto as Exhibit D (a "Stockholder Agreement").

            (g) Registration Rights Agreement. Each of the stockholders of Company who will receive shares of Parent Common Stock in the Merger shall have executed and delivered to Parent a Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

            (h) Termination/General Release/Consulting Agreement. Each executive officer of Company identified in Section 6.3(h) of the Company Schedule shall have executed and delivered to Parent a Termination/General Release/Consulting Agreement substantially in the form attached hereto as Exhibit F.

            (i) Dissenting Stockholders. Holders of no more than 10% of the capital stock of Company shall be Dissenting Stockholders immediately prior to the Effective Time.

            (j) Stock Options and Warrants. All Company Stock Options and Warrants shall have been either exercised and converted into Company Stock or shall have been canceled and have no further force and effect.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

            (b) by either Company or Parent, by written notice to the other, if the Merger shall not have been consummated by December 15, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Company or Parent, by written notice to the other, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by Company, by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(d) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (d) if such breach by Parent is cured during such 30-day period); or

            (e) by Parent, by written notice to Company, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(e) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (e) if such breach by Company is cured during such 30-day period).

        7.2 Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except as set forth in Section 9.1. Nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

        7.3 Fees and Expenses. Each of Parent and Company shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

        7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                                INDEMNIFICATION

        8.1 Indemnification by Stockholders. Each stockholder of Company, severally but not jointly, shall indemnify and hold harmless Parent and its successors, assigns, stockholders, controlling persons and related persons and the representatives of each of them (collectively, the "Indemnified Persons") from and against, and shall reimburse the Indemnified Persons for, any and all losses, liabilities, actions, deficiencies, expenses (including costs of investigation and defense and reasonable attorneys' and accountants' fees), or damages of any kind or nature whatsoever, whether or not involving a third-party claim (collectively, "Damages"), incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with any breach of representation or warranty or failure to perform any covenant or agreement of Company contained, or referred to, in this Agreement, the Company Schedule or any other agreement or certificate delivered pursuant to this Agreement. Any Excess Cash Shortfall shall be deemed Damages hereunder and subject to indemnification under this Section 8.1 and shall not be subject to the limitations of Section 8.2(b) below. Notwithstanding the foregoing, with respect to any Damages resulting from the breach of the representations set forth in Section 2.19(i) as a result of any accounts receivable of Company which are not paid following the Effective Time in excess of the allowance for doubtful accounts, no Indemnified Person shall have any liability hereunder unless and until Parent shall have given the Stockholders' Agents (as defined in the Escrow Agreement) or their designee(s) (i) a detailed notice of the nonpayment of any such account and a full and fair opportunity (at least 45 days) to collect such account on behalf of Parent or Merger Sub and
(ii) reasonable cooperation in connection with the collection of such amounts. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Company shall be disregarded. No claims for indemnification by Indemnified Persons under this Section 8.1 may be made after 12 months from the Closing Date (except for claims due to a breach of the representations and warranties contained in Section 2.9 (Tax Matters) which may be made until the expiration of the applicable statute of limitations).

        8.2 Sole Remedy; Limitation on Damages.

            (a) The rights of Parent set forth in this Article VIII constitute the sole and exclusive remedy for any and all claims by Parent against the stockholders of Company and the Holdback Amount shall be the sole source of payment for any Damages incurred by Parent, Merger Sub or any other Indemnified Party, except that any liability incurred by Parent, Merger Sub or any other Indemnified Party as a result of fraud or due to a breach of the representations and warranties set forth in Sections 2.2, 2.7 and 2.9 shall be limited to the Merger Consideration (instead of the Holdback Amount) and shall first be payable from the Holdback Amount. Any liability of Company's stockholders under this Agreement shall be allocated among the stockholders pro rata in accordance with the percentage of the Merger Consideration received by each such stockholder, and, subject to first being payable from the Holdback Amount, Parent agrees not to attempt to recover from any Company stockholder any amounts in excess of such stockholder's pro rata liability. No stockholder of Company shall have any liability in an amount in excess of the amount set forth beside such stockholder's name on the schedule to be provided by Company pursuant to Section 1.6(b). Amounts payable from the Holdback Amount shall be made pursuant to the Escrow Agreement.

            (b) The Indemnified Persons may not recover Damages from Company or any stockholder pursuant to Section 8.1 until the aggregate amount of Damages for which the Indemnified Parties, in the aggregate, are seeking indemnification exceeds $250,000 (the "Threshold") ; provided, however, that in the event that the aggregate amount of Damages for which the Indemnified Parties, in the aggregate, are seeking indemnification exceeds the Threshold, the Indemnified Parties may recover the full amount of such Damages starting from the first dollar.

            (c) So long as the Escrow Agreement shall be in effect, all claims by any Indemnified Party under this Article VIII shall be made solely in accordance with the terms of such agreement. Any claims made pursuant to the Escrow Agreement shall be deemed to be made against all stockholders of Company on a several basis.

        8.3 Notice and Payment of Claims.

            (a) Notice. After the termination of the Escrow Agreement, the party entitled to indemnification pursuant to this Article VIII (the "Indemnified Party") shall notify the party liable for indemnification pursuant to this
Article VIII (the "Indemnifying Party") within ten days after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined to have given or is reasonably likely to give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of Parent or the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnified Party's failure to give such notice.

            (b) Payment. In the event an action for indemnification under this
Article VIII shall have been finally determined, such final determination shall be paid to the Indemnified Party on demand in immediately available funds in U.S. dollars. An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article VIII when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable order shall have been entered.

        8.4 Procedure for Indemnification of Third Party Claims.

            (a) After the termination of the Escrow Agreement, upon receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding by a third party (a "Third Party Claim") against it, the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this
Article VIII, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, but in no event later than ten days after the Indemnified Party shall have been served, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party's failure to give such notice.

            (b) If a Third Party Claim is brought against the Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as it legitimately conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation.

        If the Indemnifying Party assumes the defense of a Third Party Claim,
(i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and
(B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent; and (iv) Parent and the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnified Party's sole expense, in such defense, with counsel selected by it.

        Should the Indemnified Party withhold consent under clause (ii) above, the Indemnifying Party shall have the right, upon notice to the Indemnified Party within ten days of receipt of the Indemnified Party's denial of consent, to pay to the Indemnified Party the full amount of such judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the Indemnifying Party is obligated under this Agreement, at which time the Indemnifying Party's rights and obligations with respect to the Third Party Claim shall cease. If proper notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

            (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its subsidiaries other than as a result of monetary damages for which it could be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party shall not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld or delayed).

            (d) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against the Indemnified Party for purposes of any claim that the Indemnified Party may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agree that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

                                   ARTICLE IX
                               GENERAL PROVISIONS

        9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 1.3 through 1.10, 1.12, 5.10 (Employees) and 5.13 (Closing Financial Certificate) and Article VIII (Indemnification) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 5.5 (Public Disclosure),
Section 7.2 (Notice of Termination; Effect of Termination), Section 7.3 (Fees and Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, except that all representations and warranties contained in Section 2.9 (Tax Matters) shall survive until the expiration of the applicable statute of limitations.

        9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

            (a) if to Parent or Merger Sub, to:

                Digital Insight Corporation
                26025 Mureau Road
                Calabasas, CA 91302
                Attention: Chief Executive Officer
                Facsimile: (818) 871-0833
                with a copy (not constituting notice) to:

                Sullivan & Cromwell LLP
                1888 Century Park East
                Los Angeles, California 90067
                Attention:  Steven B. Stokdyk
                Facsimile:  (310) 712-8800

            (b) if to Company, to:

                Magnet Communications, Inc.
                One Atlantic Center
                1201 West Peachtree St., Suite 4950
                Atlanta, Georgia  30309
                Attention:  President
                Facsimile:  (404) 892-0278

                with a copy (not constituting notice) to:

                Morris, Manning & Martin, LLP
                1600 Atlanta Financial Center
                3343 Peachtree Rd.
                Atlanta, Georgia  30326
                Attention:  Rosemarie A. Thurston
                Facsimile:  (404) 365-9532

        9.3 Interpretation; Definitions.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            (b) For purposes of this Agreement:

                (i) the term "knowledge" of a party hereto, with respect to any matter in question, means the knowledge of the executive officers of such party after the making by such officers of a reasonable investigation of the circumstances related thereto in light of the facts known to such officers, including by such officers making reasonable due inquiry of other individuals who such officers reasonably believe should be aware of such matter;

                (ii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) except as otherwise specifically contemplated herein, are not intended to confer upon any other person any rights or remedies hereunder.

        9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        9.9 Waiver of Trial by Jury. The parties hereby knowingly, voluntarily and intentionally waive (to the extent permitted by applicable law) any right they may have to a trial by jury of any dispute arising under or relating to this Agreement and agree that any such dispute shall be tried before a judge sitting without a jury.

        9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                              DIGITAL INSIGHT CORPORATION

                                              By:   /s/ Jeff Stiefler
                                                 -------------------------------
                                                 Jeff Stiefler
                                                 Chief Executive Officer

                                              By:   /s/ Elizabeth S.C.S. Murray
                                                 -------------------------------
                                                 Elizabeth S.C.S. Murray
                                                 Chief Financial Officer


                                              MUREAU ACQUISITIONS LLC

                                              By:   /s/ Jeff Stiefler
                                                 -------------------------------
                                                 Jeff Stiefler
                                                 Authorized Signatory


                                              MAGNET COMMUNICATIONS, INC.

                                              By:   /s/ Stephen M. Gordon
                                                 -------------------------------
                                                 Stephen M. Gordon
                                                 President

                                              By:   /s/ Colin Rogoff
                                                 -------------------------------
                                                 Colin Rogoff
                                                 Chief Financial Officer



                      [Signature Page to Merger Agreement]

                                                                       Exhibit A

                              LIST OF DEFINED TERMS


             Term                                       Section
---------------------------------          ----------------------------------
Accredited Investors                       Section 1.6(c)
Acquisition Proposal                       Section 5.4
Adjustment Rate                            Section 1.6(a)(ii)
Agreement                                  Preamble
Base Stock Consideration                   Section 1.6(a)(i)
Bonus Payments                             Section 5.11
Bonus Plan                                 Section 2.14
Business Intellectual Property             Section 2.15(a)
Cash Consideration                         Section 1.6(a)
Certificate of Formation                   Section 1.4(a)
Certificate of Merger                      Section 1.2
Certificates                               Section 1.7(b)
Closing                                    Section 1.2
Closing Balance Sheet                      Section 5.13
Closing Balance Sheet Date                 Section 5.13
Closing Date                               Section 1.2
Closing Financial Certificate              Section 5.13
Code                                       Recitals
Company                                    Preamble
Company Charter                            Section 1.6(b)
Company Charter Documents                  Section 2.1
Company Common Stock                       Section 1.6(b)(iii)
Company Contract                           Section 2.13
Company Intellectual Property              Section 2.15(b)
Company Option Plans                       Section 1.6(f)
Company Schedule                           Article II
Company Stock                              Section 1.6(b)(iii)
Company Stock Option                       Section 5.8
Confidentiality Agreement                  Section 5.3(a)
Damages                                    Section 8.1
DGCL                                       Recitals
Dissenters Set Aside                       Section 1.6(a)
Dissenting Shares                          Section 1.10
Dissenting Stockholder                     Section 1.10
DLLCA                                      Recitals
DOL                                        Section 2.14(f)
Effective Time                             Section 1.2
Environmental Laws                         Section 2.18
ERISA                                      Section 2.14(c)
ERISA Affiliate                            Section 2.14(g)
Escrow Account                             Section 1.6(d)
Escrow Agent                               Section 1.6(d)
Escrow Agreement                           Section 1.6(d)
Escrow Termination Date                    Section 1.6(d)

                                                                       Exhibit A

             Term                                       Section
---------------------------------          ----------------------------------
Excess Cash                                Section 5.12
Excess Cash Shortfall                      Section 5.13
Exchange Act                               Section 2.20
Excluded Shares                            Section 1.6(e)
Exempt Offering                            Section 5.1
Financial Statements                       Section 2.7
Governmental Entity                        Section 2.6
Hazardous Materials                        Section 2.18
High-End Collar Price                      Section 1.6(a)(i)
Holdback Amount                            Section 1.6(d)
HSR Act                                    Section 2.6
Indemnified Party                          Section 8.3(a)
Indemnified Persons                        Section 8.1
Indemnifying Party                         Section 8.3(a)
Information Statement                      Section 5.2
Intellectual Property                      Section 2.15(a)
IRS                                        Section 2.14(f)
IT Assets                                  Section 2.15(h)
knowledge                                  Section 9.3(b)
Low-End Collar Price                       Section 1.6(a)(i)
Material Adverse Effect on Company         Section 2.1
Material Adverse Effect on Parent          Section 3.1
Merger                                     Section 1.1
Merger Consideration                       Section 1.6(a)
Merger Sub                                 Preamble
Multiemployer Plan                         Section 2.14(d)
Net Assets                                 Section 1.6(i)
Operating Agreement                        Section 1.4(b)
Other Payments                             Section 5.11
Parent                                     Preamble
Parent Charter Documents                   Section 3.1
Parent Common Stock                        Section 1.6(a)
Parent Common Stock Market Price           Section 1.6(a)
Parent Options                             Section 3.2
Parent Preferred Stock                     Section 3.2
Parent Schedule                            Article III
Parent SEC Reports                         Section 3.6(a)
person                                     Section 9.3(b)
Plans                                      Section 2.14(c)
Preferred Stock                            Section 1.6(b)(i)
Registration Rights Agreement              Section 5.1
Retained Employees                         Section 5.10
Revised Excess Cash                        Section 5.13
SEC                                        Section 3.6(a)
Securities Act                             Section 3.3

                                                                       Exhibit A


             Term                                       Section
---------------------------------          ----------------------------------
Series A Preferred Stock                   Section 1.6(b)(ii)
Series B Preferred Stock                   Section 2.2
Series B-1 Preferred Stock                 Section 1.6(b)(ii)
Series C Preferred Stock                   Section 1.6(b)(ii)
Series C-1 Preferred Stock                 Section 1.6(b)(ii)
Series D Preferred Stock                   Section 1.6(b)(i)
Special Auditor                            Section 5.13
Specified Payments                         Section 5.11
Stock Consideration                        Section 1.6(a)
Stockholder Agreements                     Section 6.3(f)
Surviving Company                          Section 1.1
Tax or Taxes                               Section 2.9(a)
Tentative Closing Date                     Section 1.6(i)
Third Party Claim                          Section 8.4(a)
Third Party Intellectual Property Rights   Section 2.15(b)
Threshold                                  Section 8.2(b)
Transaction Agreements                     Section 2.5
Triggering Event                           Section 1.11
Warrant                                    Section 5.9